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Exhibit 12.1

Computation of Ratios of Earnings to Fixed Charges

                                       Six Months
                                         Ended                    Fiscal Year Ended
                                       -----------          -------------------------------------------


Earnings                               12/31/98             1998     1997     1996     1995     1994
--------------                         -----------        -------  ------- --------  -------- -------
Income from continuing operations
before income taxes, extraordinary items,
and cumulative effect of accounting changes

   Clorox                               225,777           471,925  416,015  370,387  337,894  306,633
   First Brands                          49,921            84,694   83,398  108,919   74,824  103,735
--------------                         -----------        -------  ------- --------  -------- -------
   Combined                             275,698           556,619  499,413  479,306  412,718  410,368

Additions:
   Amortization of previously capitalized
    First Brands interest                   800             1,600    1,550    1,500    1,450    1,400

Deductions:
   First Brands incremental capitalized  (1,154)           (2,297)  (1,864)  (2,017)    (849)  (1,120)
     interest

   Undistributed proportionate share of
   net income of investees accounted for
   by the equity method                  (4,842)          ( 3,418)  (4,891)  (4,019)  (4,129)  (2,550)
                                       -----------        -------  -------  -------- -------- -------

Total Earnings                          270,502           552,504  494,208  474,770  409,190  408,098
--------------                         -----------        -------  ------- --------  -------- -------



Fixed Charges
--------------------
Interest Expense

   Clorox                                35,463            69,702   55,623   38,288   25,120   18,424
   First Brands                          14,339            29,604   20,383   17,546   18,819   22,390
   Combined                               2,864             4,561    3,992    3,963    3,979    4,260
--------------                         -----------        -------  ------- --------  --------  -------
                                         52,666           103,867   79,998   59,797   47,918   45,074

First Brands incremental capitalized      1,154             2,297    1,864    2,017      849    1,120
 interest

Percent of rental expense attributable      973              1948     2182     2460     2862     3022
to interest

Total Fixed Charges                      54,793           108,112   84,044   64,274   51,629   49,216
--------------                         -----------        -------  ------- --------  --------  -------
--------------                         -----------        -------  ------- --------  --------  -------

Total Earnings Before Fixed Charges     325,295           660,616  578,252  539,044  460,819  457,314
--------------                         -----------        -------  ------- --------  --------  -------
--------------                         -----------        -------  ------- --------  --------  -------

Ratio of Earnings to Fixed Charges          5.9               6.1      6.9      8.4      8.9      9.3
--------------                         -----------        -------  ------- --------  --------  -------
--------------                         -----------        -------  ------- --------  --------  -------





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